Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Extends $1.0 Billion
of Debt Maturities and Increases Acquisition Capacity
Bethesda, MD, December 10, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully extended more than $1.0 billion of current debt maturities. The Company also reached agreements with its banks and lending partners to increase its acquisition capacity and flexibility under the agreements governing its outstanding debt, including its $650.0 million senior unsecured revolving credit facility, $1.4 billion of term loans and working capital facilities, and $50.0 million private placement senior notes.

The Company extended the maturity of $611.0 million of the Company’s $650.0 million senior unsecured revolving credit facility from January 2022 to March 2024, assuming the Company exercises its existing extension options. The maturity of $274.0 million of term loans was extended from January 2023 to March 2024. In addition, the maturity of approximately $162.8 million of term loans now may be extended, at the Company’s option, from November 2022 to November 2023. If the Company exercises all of these debt extension options, the Company will have no meaningful debt maturities until November 2023.

The Company also increased the amount of reinvestment proceeds that can be used for new acquisitions to $1.0 billion, up from $500.0 million, and increased the amount of additional secured non-recourse indebtedness the Company is permitted to incur. In addition, Pebblebrook’s banks and lending partners waived all existing financial covenants until the end of the second quarter of 2022, with substantially less-restrictive covenants through the end of the first quarter of 2023.

“We appreciate and value the continued strong support we have received from our entire lender group as the hotel industry recovers from the impact of the pandemic,” said Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “This debt extension and amendment improve our overall liquidity while also providing us with more acquisition capacity and flexibility to pursue additional investment opportunities.”

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 53 hotels, totaling approximately 13,200 guest rooms across 15 urban and resort markets with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. These forward-looking statements relate to expected liquidity and investment opportunities. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the COVID-19 pandemic, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of December 10, 2021. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com